Exhibit 10.11

PROMISSORY NOTE
July 9, 2014	$163, 934.00

FOR VALUE RECEIVED, the undersigned, ADGERO BIOPHARMACEUTICALS, INC., a Delaware corporation (the “Maker”), hereby promises to pay to the order of FRANK G. PILKIEWICZ, PH.D. (and any successors or assigns, the “Holder”), the principal amount of One Hundred Sixty-Three Thousand Nine Hundred Thirty-Four Dollars ($163,934.00) together with interest thereon calculated from the date hereof in accordance with the provisions of this promissory note (this “Note”).
WHEREAS, the Maker owes to the Holder certain amounts in connection with cash advances made by the Holder to the Maker and interest amounts accrued thereon; and
WHEREAS, the Holder has agreed to accept this Note in lieu of a cash payment for the amounts owed by the Maker to the Holder.
NOW, THEREFORE, the following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:
1. Interest. Interest shall accrue on the unpaid principal amount under this Note at a rate per annum equal to two percent (2.0%) in the aggregate. Interest will accrue on a daily basis from the date hereof and compound annually, commencing on the date hereof and shall be computed on the basis of a year of 365/366 days.
2. Payment. All payments of principal and accrued but unpaid interest hereunder shall be payable in lawful money of the United States of America at the principal office of the Holder, or at such other place as the Holder may from time to time designate in writing. Payments under this Note shall be applied (a) first, to the payment of then accrued interest hereunder until all such interest is paid and (b) second, to the repayment of the principal outstanding hereunder.
3. Maturity. At any time upon or after July 1, 2019 (the “Maturity Date”), if this Note has not been paid in full, then Holder may demand payment of the entire outstanding principal balance of this Note and all accrued but unpaid interest thereon.
4. Prepayment of Note.
(a) Optional Prepayment. The Maker may, at any time and from time to time without premium or penalty, prepay all or any portion of the outstanding principal amount of this Note.
(b) Mandatory Prepayment. Notwithstanding anything to the contrary contained herein, upon the occurrence of any Liquidity Event (as defined below), Maker shall promptly pay to Holder in full, in cash, the outstanding principal amount and interest accrued on this Note. For purposes of this Section 4, “Liquidity Event” shall mean: (i) a firm-commitment underwritten public offering of the common stock of the Maker pursuant to an effective registration statement under the Securities Act of 1933, as amended, (ii) the sale of all or substantially all of the Maker’s assets, (iii) the sale or transfer of the outstanding shares of capital stock of the Maker, or (iv) the merger or consolidation of the Maker with another entity, in each case in clauses (iii) and (iv) above under circumstances in which the Holder owns less than 50% in voting power of the outstanding capital stock of the Maker or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

5. Events of Default; Remedy.
(a) The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:
(i) Maker makes an assignment for the benefit of creditors;
(ii) Maker files a voluntary petition in bankruptcy; or
(iii) Maker is adjudged bankrupt, or has entered against the Maker an order of relief, in any bankruptcy proceeding.
(b) Upon occurrence and during the continuance of an Event of Default, all unpaid principal on this Note and all accrued but unpaid interest thereon shall automatically be due and payable to the Holder.
6. Amendment and Waiver. This Note may be amended only with the written consent of the Maker and the Holder.
7. Assignment and Transfer. The Maker may not sell, assign, transfer or delegate any duties under this Note, without the prior written consent of the Holder. The Holder may sell, assign, transfer, pledge, hypothecate, mortgage, or otherwise encumber this Note.
8. Cancellation. After all principal at any time owed on this Note has been paid in full, this Note shall be surrendered to the Maker for cancellation and shall not be reissued.
9. Governing Law and Jurisdiction. All questions concerning the construction, validity, and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of New Jersey, without giving effect to any choice of law or conflicts of laws provision or rule (whether of the State of New Jersey or any other jurisdiction) that would compel the application of the substantive laws of any jurisdiction other than the State of New Jersey. The Maker irrevocably agrees and consents to the exclusive jurisdiction for the resolution of claims, disputes and controversies hereunder of the state courts of New Jersey, and the federal courts of the District of New Jersey.
10. Waiver of Presentment, Demand and Dishonor. The Maker hereby waives presentment for payment, protest, demand, notice of protest, notice of nonpayment, and diligence with respect to this Note, and waives and renounces all rights to the benefits of any statute of limitations or any moratorium, appraisement, exemption, or homestead now provided or that hereafter may be provided by any federal or applicable state statute, including but not limited to exemptions provided by or allowed under the Bankruptcy Code, both as to itself and as to all of its property, whether real or personal, against the enforcement and collection of the obligations evidenced by this Note and any and all extensions, renewals, and modifications hereof.

11. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is a Saturday, Sunday, or legal holiday in the State of New Jersey, the payment shall be due and payable on, and the time period shall automatically be extended to, the next day immediately following such Saturday, Sunday, or legal holiday in the State of New Jersey that is not itself a Saturday, Sunday, or legal holiday in the State of New Jersey, and interest shall continue to accrue at the required rate hereunder until any such payment is made.
12. Usury Laws. It is the intention of the Maker and the Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. The aggregate of all interest (whether designated as interest, service charges, points, or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Maker or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Maker.

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IN WITNESS WHEREOF, the Maker has executed and delivered this Note on the date first above written.

ADGERO BIOPHARMACEUTICALS, INC.

By: /s/ Frank G. Pilkiewicz
Name: Frank G. Pilkiewicz
Title: CEO and President

ACCEPTED AND AGREED:

/s/ Frank G. Pilkiewicz
Frank G. Pilkiewicz, Ph.D.

[Signature Page to the Promissory Note]